Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-188965, 333-211486, 333-219698, and 333-219697) and Form S-8 (Nos. 333-58127, 333-105676, 333-179702, 333-179703, 333-185143, 333-190330, 333-197793 and 333-226550) of Telephone and Data Systems, Inc. of our report dated February 22, 2019, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2018 Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 22, 2019